Exhibit 99.1

NEWS RELEASE

For More Information Contact:
David E. Fountain
National Processing, Inc.
Phone: 502.315.3311
Fax: 502.315.3535
e-mail: dfountain@npc.net
Website: www.npc.net

For Immediate Release

National Processing Reports Second Quarter Financial Results

Louisville, Kentucky, July 16, 2003 – National Processing, Inc. (NYSE: NAP) today reported financial results for the second quarter and six months ended June 30, 2003. Revenue for the second quarter of 2003 was $113.6 million, up 1% from 2002 second quarter revenue of $112.7 million. Net income for the second quarter of 2003 was $11.1 million, or $0.21 per diluted share, down 9% from comparable 2002 net income of $12.2 million, or $0.23 per diluted share. For the six months ended June 30, 2003, revenue was $219.6 million, down 1% from $222.6 million in 2002. Net income for the six months ended June 30, 2003 was $19.6 million, or $0.37 per diluted share, down 19% from comparable 2002 net income of $24.2 million, or $0.46 per diluted share.

Net income for the quarter and six months ended June 30, 2003 included after-tax restructuring charges of $0.8 million related to severance for technology personnel and a loss on the sale of 14 regional sales offices. Net income for the quarter and six months ended June 30, 2002 included an after-tax restructuring charge of $2.4 million related to the closure of the Company’s Mexican operations.

Merchant Card Services transaction volume increased to record levels for the second quarter and year-to-date periods. Merchant Card Services transactions processed were 1.0 billion for the quarter and 2.0 billion year-to-date, representing respective increases of 8% over comparable 2002 volume. Merchant Card Services dollar volume processed for the quarter was $42.2 billion, which represented a decrease of 2% from comparable 2002 volume. Merchant Card Services dollar volume processed was $81.6 billion year-to-date, which was flat compared to 2002 volume. The dollar volume processed has trailed transaction growth primarily as a result of the Company’s initiative to exit merchant processing for airlines, which have a large average ticket per transaction.

Chairman and CEO Jon L. Gorney commented, “The second quarter financial results were in line with our expectations. The decline in income compared to the prior year continued to be driven by national merchant pricing trends, weak consumer spending, and our decision to exit merchant processing for the airlines.”

“On the positive side, the quarter was highlighted by several key accomplishments that evidence our commitment to National Processing’s long-term strategic direction. On June 9, we acquired Bridgeview Payment Solutions, Inc. (BPS) as part of our strategy to increase our market share in the small merchant community. This acquisition includes a strong ISO-based sales channel and added 28,000 new merchants to NPC. Also in June, we sold 14 regional sales offices to three key ISO partners as NPC intends to focus on direct sales efforts within the footprint of our banking partners. We expect to see an increase in applications from both our direct sales channel and our ISO channel as a result. On the cost side of the equation, we are committed to aggressively managing our costs to keep them in line with business volumes. In May, we restructured our IT production areas and identified other cost-savings that we will start to enjoy in the second half of the year.”

“We are maintaining our EPS guidance range for the full year 2003 at $0.90 to $0.95. However, absent any significant increase in consumer spending, the charges that we took in the second quarter would make the low end of this range seem more likely. We are increasing our revenue guidance to a range of $435 to $455 million for the year, primarily as the result of the BPS acquisition, which will add $10-$12 million of revenue in 2003.”

The Company’s balance sheet remained strong. As of June 30, 2003, the Company had $215 million of cash and cash equivalents with no debt and total shareholders’ equity of $477 million. Operating cash flow was $19.3 million and $66.1 million, respectively, for the quarter and six months ended June 30, 2003. Capital expenditures were $1.7 million and $3.4 million for the quarter and six months ended June 30, 2003, respectively.

Conference Call

A conference call to discuss financial results and business highlights will be held at 9:00 a.m. ET today hosted by Jon L. Gorney, chief executive officer, and David E. Fountain, chief financial officer. The call will be open to the public with both media and individual investors invited to participate in a listen-only mode. The conference can be accessed by calling 888.428.4480 (domestic) and 612.288.0337 (international). Participants should plan to dial in approximately 15 minutes prior to the start of the call.

A replay of the live call will be available starting at 2:15 p.m. ET, July 16, 2003 through Midnight ET on July 18, 2003. The replay may be accessed by dialing 800.475.6701 (domestic) and 320.365.3844 (international) and entering access code 662004.

Forward-Looking Statements

This announcement and Mr. Gorney’s comments contain forward-looking statements that involve significant risks and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. Such forward-looking statements are based on management’s expectations that involve a number of risks and uncertainties, and although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from such statements. Additional information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003 and subsequent filings with the Securities and Exchange Commission. These filings are available at no cost on the Commission’s Web Site at www.sec.gov or from National Processing, Inc.

About National Processing, Inc.

National Processing, Inc. (NYSE: NAP) through its wholly owned operating subsidiary, National Processing Company, LLC (NPC®), is a leading provider of merchant credit and debit card processing. National Processing is 85 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), one of the nation’s largest financial holding companies. NPC and its subsidiaries support approximately 700,000 merchant locations, representing nearly one out of every five Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology, and service. Additional information regarding National Processing can be obtained at www.npc.net.

NATIONAL PROCESSING, INC.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended June 30,

	2003	2002	% Change

Revenue	$113,614	$112,664	1%

Operating expenses	83,172	80,859	3%

General and administrative expenses	5,748	4,082	41%

Depreciation and amortization	5,044	4,456	13%

Restructuring, divestiture, and impairment charges (1)	1,273	1,650	-23%

Operating profit	18,377	21,617	-15%

Net interest income	830	1,069	-22%

Income before taxes and minority interest	19,207	22,686	-15%

Provision for income taxes	7,444	9,861	-25%

Income before minority interest	11,763	12,825	-8%

Minority interest	697	626	11%

Net income	$11,066	$12,199	-9%

Net income per share — basic	$0.212	$0.235	-10%

Net income per share — diluted	$0.211	$0.231	-9%

Weighted average shares — basic	52,213	52,010

Weighted average shares — diluted	52,452	52,724

Shares outstanding at end of period	52,245	52,041

	Six Months Ended June 30,

	2003	2002	% Change

Revenue	$219,568	$222,609	-1%

Operating expenses	165,924	163,163	2%

General and administrative expenses	10,054	8,684	16%

Depreciation and amortization	10,011	8,479	18%

Restructuring, divestiture, and impairment charges (1)	1,273	1,650	-23%

Operating profit	32,306	40,633	-20%

Net interest income	1,672	2,104	-21%

Income before taxes and minority interest	33,978	42,737	-20%

Provision for income taxes	13,139	17,277	-24%

Income before minority interest	20,839	25,460	-18%

Minority interest	1,226	1,213	1%

Net income	$19,613	$24,247	-19%

Net income per share — basic	$0.376	$0.467	-19%

Net income per share — diluted	$0.374	$0.461	-19%

Weighted average shares — basic	52,168	51,935

Weighted average shares — diluted	52,377	52,625

Shares outstanding at end of period	52,245	52,041

(1)	The quarter and six months ended June 30, 2003 included $1,273 ($763 after-tax) of restructure charges related to severance for technology personnel and a loss on the sale of 14 regional sales offices. The quarter and six months ended June 30, 2002 included a $1,650 ($2,350 after-tax) restructure charge for severance costs, building and equipment write downs, and related items for the closure of the Company’s operation in Juarez, Mexico.

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NATIONAL PROCESSING, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands)
(Unaudited)

	June 30,	December 31,	June 30,
	2003	2002	2002

Cash and cash equivalents	$214,806	$185,513	$182,679

Accounts receivable — trade	113,456	152,132	108,003

Other current assets	11,002	9,400	9,833

Total current assets	339,264	347,045	300,515

Property and equipment	108,111	105,369	106,680

Accumulated depreciation	(56,843)	(51,662)	(52,015)

Net property and equipment	51,268	53,707	54,665

Goodwill	115,195	91,227	91,227

Other intangible assets	48,070	41,990	41,614

Other assets	14,505	16,535	16,222

Total assets	$568,302	$550,504	$504,243

Accounts payable — trade	$23,612	$23,006	$21,533

Other current liabilities	63,881	66,921	50,531

Total current liabilities	87,493	89,927	72,064

Minority interest	1,247	2,462	2,040

Other liabilities	2,093	1,732	1,797

Total liabilities	90,833	94,121	75,901

Total shareholders’ equity	477,469	456,383	428,342

Total liabilities and shareholders’ equity	$568,302	$550,504	$504,243